EXHIBIT 10.19
                                         ADMINISTRATIVE SERVICES AGREEMENT


                      DATED AUGUST 11, 1998 BY AND BETWEEN
                             DOCTOR'S CARE, P.A. AND
                 UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.
                        ADMINISTRATIVE SERVICES AGREEMENT

           This Administrative Services Agreement ("Agreement") is entered into and effective as of the 11th day of August, 1998, by and between Doctor's Care, P.A., a South Carolina professional corporation (hereinafter referred to as "Doctor's Care"); and UCI Medical Affiliates of South Carolina, Inc, a South Carolina corporation (hereinafter referred to as "Medical Management").

                                    RECITALS

           WHEREAS, Doctor's Care and Medical Management previously entered into that certain Facilities Agreement dated May 8, 1984, as amended (the "Facilities Agreement"), whereby Doctor's Care agreed to provide medical and medically related services at certain primary care clinics in South Carolina owned and/or leased by Medical Management;

           WHEREAS, the parties hereto desire to enter into this Agreement and forever terminate the Facilities Agreement all as set forth below;

           WHEREAS, Doctor's Care is a medical practice that provides medical services to patients. Doctor's Care's services are performed by employed physicians, by physician employees of independent physician practices under contract with Doctor's Care and pursuant to contracts with independent physicians, as well as by nurse practitioners and other physician extenders (collectively referred to as "Doctor's Care Personnel");

           WHEREAS, Doctor's Care does not own or possess facilities for the provision of its services nor does it own or possess medical equipment, furnishings or supplies that are required for the delivery of medical services;

           WHEREAS, except for the Doctor's Care Personnel, Doctor's Care does not employ, and is not desirous of employing, other personnel who may be necessary to the proper operation of a medical practice, including nurses, technicians, administrative and management staff;

           WHEREAS, Medical Management is in the business of providing comprehensive management services to medical practices, including the provision of office space and equipment, the hiring of non-medical personnel, the recruitment of medical personnel, the provision of billing and collection services, and the coordination of relationships between primary care physicians, specialist physicians and hospitals under managed care and other arrangements;

           WHEREAS, Medical Management has special expertise and experience in the operation, management and marketing of the non-medical aspects of medical clinics of the type operated or intended to be operated by Doctor's Care. Medical Management has been and will continue to be primarily involved in the non-medical development and management of medical facilities. Medical Management has developed and will continue to develop the non-medical aspects of a number of facilities where high quality health care has been and will be provided at low cost because of efficiencies of scale and management expertise; and

           WHEREAS, the parties desire that Medical Management provide the above-described services to Doctor's Care, according to the terms and conditions set forth below.

           THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

           1. Definitions.

                     1.1 "Ancillary Services" means services other than medical and nursing services, including but not limited to radiology, health education, pharmacy, pathology and laboratory, and therapy services provided to Doctor's Care patients.

                     1.2 "Quality Assurance Program" (Program) is the ongoing monitoring of the quality of medical services through qualitative and quantitative analyses and the recommendation of quality improvements.
                     1.3 "Utilization Review" means the review of medical care provided to patients for necessity and appropriateness conducted either concurrently with the provision of the services or retrospectively after they have been rendered, and which review may result in advice to a physician that a reviewed service is not necessary or appropriate or not eligible for reimbursement under a Payor Agreement.

                     1.4 "Patient" means a person who receives medical care services from Doctor's Care.

                     1.5 "Payor" means an employer, insurance carrier, health service plan, trust, nonprofit hospital service plan, governmental unit or any other entity which is obligated to provide or reimburse health care providers for providing health care services to a Patient.

                     1.6 "Payor Agreement" means an agreement between a Payor and Doctor's Care (or its authorized representative) under which Doctor's Care renders health care services to Patients.

           2. Term of Agreement. Commencing on the effective date set forth above, this Agreement shall continue in effect for a period of forty (40) years. It shall automatically renew for an additional ten (10) year term unless Medical Management shall provide Doctor's Care at least one hundred and twenty (120) days' advance written notice of its intention to let the Agreement expire. Thereafter, it shall renew for successive ten (10) year terms unless either party shall provide the other at least one hundred and twenty (120) days' advance written notice of its intention to let the Agreement expire at the end of any such term prior to the end of such term.

           3. Obligations of Medical Management.

                     3.1 Facilities. Medical Management shall provide to Doctor's Care, for Doctor's Care's use, suitable facilities in which it can provide health care services. Medical Management shall own, enter into a lease, sublease or other occupancy agreement for each such facility if required by the owner. The facilities which are subject to this Agreement shall be designated from time to time exclusively by Medical Management. Each such facility and hereafter acquired or leased facility so designated by Medical Management is hereinafter referred to as an "Office" and all such facilities and hereafter acquired or leased facility so designated by Medical Management are hereinafter referred to as the "Offices."

                     3.2       Furniture, Fixtures and Equipment

                               3.2.1 During the term of this Agreement and all renewals and extensions hereof, Medical Management shall provide Doctor's Care at each Office at which Doctor's Care performs its health care services, the medical equipment, office equipment, furniture, fixtures, furnishings and leasehold improvements.

                               3.2.2 The use by Doctor's Care of such furniture, fixtures, furnishings, and equipment shall be subject to the following conditions:

                                          3.2.2.1 Title to all such furniture,
                     fixtures, furnishings, and equipment shall remain in Medical Management and upon termination of this Agreement, Doctor's Care shall immediately return and surrender all such furniture, fixtures, furnishings, and equipment to Medical Management in as good condition as when received, normal wear and tear excepted. Doctor's Care expressly agrees to execute any appropriate UCC-1 Financing Statement and UCC-1 Fixture Filings, and any amendments thereto, if so requested in writing by Medical Management.

                                          3.2.2.2 Medical Management shall be
                     fully and entirely responsible for all repairs and maintenance of all such furniture, fixtures, furnishings, and equipment, provided, however, that Doctor's Care agrees that it will use its best efforts to prevent damage, excessive wear, and breakdown of all such furniture, fixtures, furnishings, and equipment, and shall advise Medical Management of any and all needed repairs and equipment failures.

                     3.3 Development, Management and Administrative Services. During the term of this Agreement, and all renewals and extensions hereof, Doctor's Care hereby engages Medical Management to serve as Doctor's Care's exclusive manager and administrator of all non-medical functions and non-physician services relating to the operation of the Offices; and Medical Management agrees to furnish to Doctor's Care all of the non-medical development, management and administrative services as may be needed by Doctor's Care in connection with the operation of the Offices. Such non-medical development, management and administrative services shall include the following:

                               3.3.1 Bookkeeping and Accounts. Medical
           Management shall provide all bookkeeping and accounting services necessary or appropriate to support the Offices, including, without limitation, maintenance, custody and supervision of all business records, papers, documents, ledgers, journals and reports, and the preparation, distribution and recordation of all bills and statements for professional services rendered by Doctor's Care, including the billing and completion of reports and forms required by insurance companies or governmental agencies, or other third-party payors (such records, papers, documents, ledgers, journals and reports shall not be deemed to include patient records and other records, reports and documents which relate to patient treatment by Doctor's Care's physicians); provided, however, it is understood that all such business records, papers and documents are the sole property of Doctor's Care, and shall be available for inspection by Doctor's Care at all times, and shall be delivered to Doctor's Care upon termination of this Agreement. Doctor's Care shall provide Medical Management with a complete copy of all such documents, records, and papers at Doctor's Care's expense upon termination of this Agreement.

                               3.3.2 General Administrative Services. Medical Management shall provide Doctor's Care with overall supervision and management, including the maintenance and repair, of the Offices, and all furniture, fixtures, furnishings, equipment and leasehold improvements located in or at the Offices.

                               3.3.3 Contract Administration. Medical Management shall provide Doctor's Care with administrative services to enable Doctor's Care to perform on a timely basis all non-medical aspects of all Payor Agreements. Such services shall include the preparation and analysis of reports to enable Doctor's Care to provide physician staffing and supervision at the Offices for the rendering of efficient, high quality medical care to patients.

                     3.4. Non-Physician Personnel. Medical Management shall provide such support personnel and nursing personnel to Doctor's Care as may be reasonably necessary to enable Doctor's Care to perform medical services at the Offices subject to the following:

                               3.4.1 Medical Management shall provide all support personnel necessary for Doctor's Care's practice, including, but not limited to, all non-physician technical personnel, nurses, receptionists, secretaries, clerks, purchasing and marketing personnel, janitorial and maintenance personnel, and non-physician supervisory personnel as may be deemed reasonably necessary by Medical Management for the proper and efficient operation of the Office. Notwithstanding the foregoing, if any billing rules (such as Medicare/Medicaid "incident to" rules) require Doctor's Care to be the employer of certain non-physician medical personnel in order for their services to be reimbursed, then Doctor's Care shall be the employer of such non-physician medical personnel (who shall be deemed to be a portion of the "Doctor's Care Personnel"); and

                               3.4.2 Medical Management shall be responsible for hiring and firing all such support personnel, and shall determine compensation for all such personnel, including determination of salaries, fringe benefits, bonuses, health and disability insurance, workers' compensation insurance, and any other benefits that each such employee shall receive; and

                               3.4.3 Medical Management shall manage and supervise all such licensed support personnel employed on behalf of Doctor's Care including, but not limited to all nurses, x-ray technicians and laboratory technicians, regarding those aspects of their employment that do not involve performance under the scope of their licensure; provided, however, that Doctor's Care shall manage and supervise all activities of such licensed support personnel performed under the scope of their licensure;

                     3.5 Supplies. Medical Management shall acquire and supply to Doctor's Care all medical and non-medical supplies of every kind, name or nature, which may reasonably be required by Doctor's Care for the operations of the Offices.

                     3.6 Security and Maintenance. Medical Management shall provide Doctor's Care with all services and personnel necessary to provide Doctor's Care with proper security, maintenance, and cleanliness of the Offices and the furniture, fixtures, equipment, and leasehold improvements located thereat. Additionally, Medical Management shall furnish to or obtain for group all laundry, linens, uniforms, printing, stationery, forms, telephone service, postage, duplication services, and any and all other supplies and services of a similar nature which are necessary in connection with the day-to-day operation of the Offices.

                     3.7 Physician Recruiting and Training. Medical Management shall assist Doctor's Care in recruiting, screening and evaluating prospective physician employees and physician contractors for Doctor's Care, and Medical Management shall assist Doctor's Care in training Doctor's Care's physicians in the delivery of medical services at the Offices in a manner consistent with Medical Management's established standards, practices, procedures and policies as may from time to time be in effect.

                     3.8 Insurance. Medical Management shall use all reasonable efforts to obtain and maintain in full force and effect during the term of this Agreement, and all extensions and renewals thereof, commercial general liability and property insurance which Medical Management deems appropriate to protect against loss in the nature of fire, other catastrophe, theft, business interruption, public liability, and non-medical negligence, with minimum coverage limits of $1,000,000 per occurrence. Medical Management shall use all reasonable efforts to obtain medical malpractice insurance for Doctor's Care and its physician employees in an amount not less than $1,000,000 per incident with a $3,000,000 annual limit per physician either on an "occurrence" or on a "claims made" basis in its judgment. If obtained on a "claims made" basis, such insurance arrangements shall include provision for the purchase of "tail coverage" if such coverage is available at reasonable rates. Medical Management may arrange for such malpractice insurance or portion thereof, including "tail coverage" to be underwritten or funded by an entity which is wholly or partially owned by Medical Management.

                     3.9 Billing and Collection. In order to relieve Doctor's Care of the administrative burden of handling the billing and collection of sums due under prepaid health plans, fees for medical, x-ray, laboratory and all services provided by or on behalf of Doctor's Care and for which Doctor's Care may charge, Medical Management shall be responsible, on behalf of and for Doctor's Care and any contract physicians or independent physician groups or other organizations practicing medicine for or on behalf of Doctor's Care, on their respective billheads as their agent, for billing and collecting the charges made with respect to all medical, x-ray, laboratory and all other services provided at the Offices. Doctor's Care agrees that it will keep and provide to Medical Management all documents, opinions, diagnoses, recommendations, and other evidence and records necessary for the purpose of supporting the fees charged for all medical and other services from time to time. It is expressly understood that the extent to which Medical Management will endeavor to collect such charges, the methods of collecting, the settling of disputes with respect to charges, and the writing off of charges that may be or appear to be uncollectible shall at all times be within the sole discretion of Medical Management (but subject to all applicable governmental regulations and the terms and conditions of applicable provider agreements), and that Medical Management does not guarantee the extent to which any charges billed will be collected. Doctor's Care or its duly authorized agent shall have the right at all reasonable times and upon the giving of reasonable notice to examine, inspect and copy the records of Medical Management pertaining to such fees, charges, billings and collections. At Doctor's Care's request, Medical Management will re-assign to Doctor's Care for collection by Doctor's Care, any accounts which Medical Management has determined to be uncollectible.

                     3.10 Bank Accounts and Disbursements. During the term of this Agreement, Medical Management is hereby expressly authorized to, and shall disburse from one or more bank accounts of Doctor's Care sums for the payment of the Cost of Medical Services as that term is defined in Section 7 below, Medical Management's compensation and all other costs, expenses and disbursements which are required or authorized by this Agreement. For administrative convenience, Medical Management shall maintain said bank accounts.

                     3.11 Market Research. Medical Management shall conduct market research with respect to rates, charges, competitive conditions, competition and business opportunities for Medical Management and Doctor's Care. Medical Management shall compile such information and provide marketing reports and analyses to Doctor's Care. All such marketing services shall be conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies including, but not limited to, the Medical Board of South Carolina.

                     3.12 Contract Negotiations. Medical Management shall negotiate on Doctor's Care's behalf, contracts with prepaid health plans, preferred provider organizations, other group plans, independent physician associations, hospitals and other health care providers for Doctor's Care's services at the Offices, for admission of Doctor's Care's patients for hospitalization and for the provision of health care services for Doctor's Care's patients by other physicians with specialties not available at Doctor's Care. Upon request by Medical Management, Doctor's Care hereby agrees to take any action convenient or necessary for Doctor's Care to approve and enter into any such contracts.

                     3.13 Management and Planning Reports. Medical Management shall supply Doctor's Care on a regular, periodic basis, such internal reports as may be necessary or appropriate for the parties to assist each other in evaluating the non-medical aspects of the performance and productivity of their respective employees and contractors as well as in evaluating the efficiency and effectiveness of the rendition of their respective management and other non-professional services. Medical Management shall provide Doctor's Care with data and reports for Doctor's Care's exclusive use in conducting Doctor's Care's medical practice, evaluating the performance of Doctor's Care's physicians and for other purposes related to maintaining a high level of patient care quality and improving the efficiency of Doctor's Care's physicians. Medical Management shall meet periodically with Doctor's Care's utilization review designees, medical directors of Offices, Doctor's Care's peer review committees and other representatives of Doctor's Care to review the data and reports provided by Medical Management, to consult with each other with regard to the interpretation of such data and reports, to evaluate the application of such data and reports to the operation of the Offices and to detect and discuss trends in Doctor's Care's medical practice at the Offices.

                     3.14 Utilization Review. Medical Management shall establish and administer a program of Utilization Review of medical care rendered by Doctor's Care that is consistent with the terms of the Payor Agreements, and Doctor's Care agrees that it and its physicians shall adhere to the advice of such program to the extent that it is consistent with the physician's professional judgment.

                     3.15 Quality Assurance. It is understood that Doctor's Care has an established Quality Assurance Program to assure a standard of care that is consistent with the laws of the state and federal governments, with the applicable contractual obligations of Doctor's Care, and with the prevailing standards of medical practice and medical care in the community. Medical Management shall assist in the implementation of this Quality Assurance Program.

                     3.16 Arrangements with Other Providers. The parties hereto acknowledge and agree that Medical Management may enter into arrangements with health care providers other than Doctor's Care, including specialty physicians and hospitals, for the provision of services to patients.

                     3.17 Doctor's Care Operations. Medical Management shall have exclusive authority over all decision-making for ongoing Doctor's Care major or central operations except for the dispensing of medical services. This authority includes, but is not limited to, the scope of services, patient acceptance policies and procedures, pricing of services, negotiation and execution of contracts, issuance of debt, and establishment and approval of operating and capital budgets.

                     3.18 Compensation and Selection of Physicians. Medical Management shall have exclusive decision-making authority over the total compensation of Doctor's Care's Personnel. Medical Management shall have the authority to establish and implement guidelines for the selection, hiring and firing of Doctor's Care's Personnel; without limiting the generality of the foregoing, Doctor's Care shall not employ or contract with any Doctor's Care Personnel without the prior consent of Medical Management.

                     3.19 Notice of Certain Corporate Actions. During the term of this Agreement and any extension or renewal thereof, (i) if Doctor's Care shall desire to amend its bylaws or its Articles of Incorporation; or (ii) if any capital reorganization of the Doctor's Care, reclassification of the capital stock of Doctor's Care, consolidation or merger of Doctor's Care with or into another corporation, sale lease, or transfer of all or substantially all of the property and assets of Doctor's Care shall desire to be effected; or (iii) if Doctor's Care shall desire to pay any dividend, in shares of stock or cash or otherwise, or make any distribution upon the shares of its capital stock, then in any such case, Doctor's Care shall cause to be delivered to Medical Management, at least thirty (30) days prior to the record date fixed for the purpose of determining shareholders entitled to vote on such action, or to receive such dividend, distribution, or offer, or to receive shares or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up, as the case may be, a notice containing a brief description of the proposed action and stating such record date.

                     3.20 Proceeds of Sale of Doctor's Care and/or Offices. During the term of this Agreement and any renewal or extension thereof, in the event all or substantially all the assets of Doctor's Care or one or more of the Offices are sold or otherwise transferred, such sale or transfer shall not be effective except upon the prior written consent of Medical Management which may be withheld for any or no reason, and Medical Management shall be entitled to any and all the proceeds of such sale or transfer.


           4. Compliance with Payor Agreements. Medical Management agrees to perform its duties hereunder so as to comply with Doctor's Care's obligations under the Payor Agreements.

           5. Conduct of Medical Practice. Doctor's Care shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of medical services in its practice. The rendition of all medical professional services, including, but not limited to, diagnosis, treatment, surgery, therapy and the prescription of medicine and drugs, and the supervision of preparation of medical reports shall be the responsibility of Doctor's Care. Except as otherwise set forth herein, Doctor's Care shall have the sole right and authority to hire, employ, train, supervise, terminate and compensate all of the Doctor's Care Personnel. Medical Management shall have the authority to establish fees or charges for the rendition of such services. Doctor's Care agrees to assign a physician to act as its Medical Director and to assure that its Offices are adequately staffed during operating hours with such medical personnel as may be necessary to efficiently carry out the practice of medicine at such Offices, all of whom shall be duly licensed by the state in which they practice.

           6. Exclusivity. During the term of this Agreement, Doctor's Care agrees not to contract for or to obtain management or administrative services with any organization other than Medical Management.

           7. Medical Management's Compensation.

                     7.1       Definitions.

                               7.1.1 "Books and Records" means Doctor's Care's books of account, accounting and financial records and all other records relating to and used in the conduct of Medical Management's duties hereunder and also used in the preparation of reports and financial statements. The books and records at all times shall be correct and complete and contain correct and timely entries made with respect to transactions entered into pursuant hereto in accordance with GAAP.

                               7.1.2 "Cost of Medical Services" means any and all expenses of Doctor's Care with respect to providing services at the Offices or related in any way to the business of Doctor's Care, including without limitation the aggregate compensation of Doctor's Care Personnel, plus the cost of such Doctor's Care Personnel's benefits, including, but not limited to vacation pay, sick pay, health care expenses, Doctor's Care's share of Doctor's Care Personnel's, employment and payroll taxes, professional dues, and other expenses and payments required to be made to or for said Doctor's Care Personnel, pursuant to employment agreements or otherwise, including expense reimbursements and all discretionary bonuses, incentives, and/or payments based on profitability or productivity paid or accrued for Doctor's Care Personnel at said Offices; and also includes the cost of Ancillary Services ordered by Doctor's Care Personnel on behalf of Doctor's Care's patients and the cost of medical malpractice insurance for Doctor's Care and Doctor's Care Personnel.

                               7.1.3 "GAAP" means at any particular time generally accepted accounting principles as m effect at such time. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of Medical Management's financial statements.

                               7.1.4 "Net Revenues" means all Revenues net of allowances for uncollectible accounts.

                               7.1.5 "Revenues" means all amounts assigned and paid hereunder by Doctor's Care to Medical Management pursuant to Subsection 7.2.

                     7.2 Assignment to Medical Management. Doctor's Care hereby assigns to Medical Management all of Doctor's Care's rights and interest in all sums which Doctor's Care receives or becomes entitled to receive for the performance of medical services by employees of Doctor's Care and from charges by Doctor's Care for supplies and other items for which Doctor's Care is entitled to charge as reflected in invoices issued by Doctor's Care with respect to the Offices. Notwithstanding the foregoing, no assignment shall be made of any sums or rights to payment, the assignment of which is prohibited by law (e.g., amounts receivable from Medicare claims). In lieu of assignment of the payments described above, Doctor's Care hereby agrees to pay to Medical Management an amount equal to the amount of any such payments within two (2) business days of receiving such payments.

                     7.3 Remittances on Behalf of Doctor's Care. Medical Management shall pay on Doctor's Care's behalf from the Net Revenues the Cost of Medical Services. Medical Management shall have access to the Books and Records for the purpose of determining payments to be made under this Subsection 7.3.

                     7.4 Medical Management's Compensation. As compensation for the provision of its services hereunder, Medical Management shall receive the balance, if any, of the Net Revenues remaining after payments of the Costs of Medical Services as set forth in Section 7.3.

           8. Records.

                     8.1 Medical Management agrees to maintain documentation of source data related to quality assurance, Utilization Review and cost and utilization reports prepared for and/or submitted to Doctor's Care for a period of at least five years from the close of the contract period specified in this Agreement.

                     8.2 Medical Management agrees to make all of its books and records pertaining to the services furnished under the terms of this Agreement (subject to applicable ethical and legal confidentiality requirements) available for inspection, examination or copying by duly authorized representatives of Doctor's Care.

           9. Insurance and Indemnification.

                     9.1 Medical Management shall confirm that any physician provider used by Doctor's Care to serve the needs of Patients shall have professional liability insurance or protection limits of coverage as follows: at least $1,000,000 per occurrence and $3,000,000 annual aggregate for said physician. Medical Management shall provide evidence of the above-described coverage to Doctor's Care upon request.

                     9.2 Doctor's Care further agrees, during the term of this Agreement, to indemnify and hold harmless Medical Management against any claims or liabilities arising under this Agreement which are the sole responsibility of Doctor's Care or its employees or agents.

           10.       Confidentiality.

                     10.1 Patient Records. All patients records, reports and information obtained, generated, or encountered relating to Offices, which have not and hereafter are not designated by Medical Management as being Medical Management's property shall at all times be the property of Doctor's Care and so long as in the possession, use or control of either party, shall be kept in the strictest confidence by both parties. Medical Management shall instruct all of its personnel to keep confidential any such information, as well as any financial, statistical, personnel, and patient information obtained or encountered relating to Doctor's Care or to Doctor's Care's operations. Both parties agree to comply with all applicable laws, regulations and professional standards concerning the confidentiality of patient records.

                     10.2 Proprietary Information. Doctor's Care recognizes that due to the nature of this Agreement, Doctor's Care will have access to information of a proprietary nature owned by Medical Management including, but not limited to, any and all computer programs (whether or not completed or in use) and any and all operating manuals or similar materials which constitute the non-medical systems, policies and procedures, and methods of doing business developed by Medical Management for the operation of facilities managed by Medical Management. Consequently, Doctor's Care acknowledges and agrees that Medical Management has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and is the trade secret property of Medical Management. Doctor's Care hereby waives any and all right, title and interest in and to such trade secrets and confidential information and agrees to return all copies of such trade secrets and confidential information related thereto to Medical Management, at Doctor's Care's expense, upon the termination of the Agreement.

           Doctor's Care further acknowledges and agrees that Medical Management is entitled to prevent its competitors from obtaining and utilizing its trade secrets and confidential information. Therefore, Doctor's Care agrees to hold Medical Management's trade secrets and confidential information in strictest confidence and not to disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with Medical Management or Doctor's Care, without the prior written consent of Medical Management. Doctor's Care shall not, either during the term of this Agreement, or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than persons or entities who are employed by or affiliated with Medical Management or Doctor's Care any confidential or proprietary information or trade secret information obtained by Doctor's Care from Medical Management, except as otherwise required by law. Doctor's Care agrees to require each independent contractor and employee of Doctor's Care, and any such persons or entities to whom such information is disclosed for the purpose of performance of Medical Management's or Doctor's Care's obligations under this Agreement, to execute a "Confidentiality Agreement" in a form acceptable to Medical Management.

           Doctor's Care acknowledges and agrees that a breach of this Section 10 will result in irreparable harm to Medical Management which cannot be reasonably or adequately compensated in damages, and therefore Medical Management shall be entitled to injunctive and equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which Medical Management may be entitled.

           11. Cooperation.

                     11.1 Doctor's Care and Medical Management agree that they shall at all times maintain an effective liaison and close cooperation with each other to facilitate provision of high quality and cost effective health care to Patients.

                     11.2 Each of the parties agrees to cooperate fully with each other in connection with the performance of their respective obligations under this Agreement, and both parties agree to employ their best efforts to resolve any dispute that may arise under or in connection with this Agreement. Subject to Medical Management maintaining the confidentiality of patient records and Doctor's Care's confidential information, Doctor's Care shall provide to Medical Management full and complete access to Doctor's Care's premises, and to Doctor's Care charts, books, and records, in order that Medical Management can perform its functions hereunder.

                     11.3 During the term of this Agreement, Doctor's Care shall not add facilities or clinics for the practice of medicine by Doctor's Care's physicians without the prior approval of Medical Management.

                     11.4 Notwithstanding any other provisions contained herein, Medical Management shall not be liable to Doctor's Care, and shall not be deemed to be in default hereunder, for the failure to perform or provide any of the supplies, services, personnel, or other obligations to be performed or provided by Medical Management pursuant to this Agreement if such failure is a result of a labor dispute, act of God, or any other event which is beyond the reasonable control of Medical Management.

           12. License of Intellectual Property. During the term of this Agreement and any extension or renewals thereof, each of the party's hereto hereby grants royalty free to the other party hereto the non-exclusive right and license to use any and all trademarks, trade names, service marks, logos, and other intellectual property rights owned by the granting party. The licensed intellectual property and any goodwill associated therewith are and shall at all times remain the property of the granting party.

           13. Doctor's Care Patient Grievances. Medical Management agrees to comply with the complaint, grievance and disenrollment policies of Payors in resolving any Patient grievances related to the provision of medical services by Doctor's Care. Doctor's Care shall bring to the attention of Medical Management all applicable complaints or grievances involving Doctor's Care, and Medical Management shall promptly, in accordance with any applicable Payor procedures, investigate such complaints and use its best efforts to resolve them in a fair and equitable manner. Medical Management agrees to notify Doctor's Care monthly of any complaints from Patients and of actions taken or proposed with respect to the disposition of such complaints.

           14. Professional Training and Licensing Standards.


                     14.1 Medical Management warrants that any provider that it engages to provide services to Patients is in compliance with applicable local, state, and federal laws, regulations and/or licensing requirements relating to the provision of services that they will provide.

                     14.2 Doctor's Care shall provide Medical Management with a copy of credentials requirements and agrees to provide Medical Management with documentation that each physician providing services to Doctor's Care Patients is appropriately credentialed. This documentation will include proof of licensure and specialty certification as applicable. This documentation shall be maintained on file by Medical Management and reviewed by Doctor's Care and Medical Management on an annual basis. Doctor's Care will maintain oversight responsibility to assure that all licensed physicians are credentialed according to its managed care Quality Assurance Program.

           15. Non-Discrimination.

                     15.1 In the performance of this contract, Doctor's Care and Medical Management shall not unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical or psychological disability, medical condition, marital status, age, sex or sexual orientation. Doctor's Care and Medical Management shall insure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination and shall comply with all the provisions of law applicable thereto.

                     15.2 The applicable regulations of law relating to the treatment and evaluation of employees and applicants for employment are incorporated into this Agreement by reference and made a part hereof as if set forth in full. Doctor's Care and Medical Management shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement.

           16. Arbitration. If a dispute or matter in controversy arises between the parties hereto which they are unable to resolve to their mutual satisfaction within ten (10) days of written notice from one to the other of the existence of such dispute, then either party may notify the other party in writing (the "Notice") that the dispute be submitted to binding arbitration as provided herein. The arbitration panel shall consist of three (3) arbitrators, one of whom shall be selected by Medical Management, one of which shall be selected by Doctor's Care, each within 10 days of the Notice, and the third shall be selected by the first two within ten (10) days of their selection. If either party shall fail to make a selection within ten (10) days, the first arbitrator shall select the remaining two (2). In the event that any arbitrator shall resign or otherwise fail to perform his duties, his successor shall immediately be selected by the party who selected such arbitrator in the first instance. The arbitration panel shall have the authority to assess costs and shall award attorneys' fees. Either party may have recourse to the courts for enforcement of the award of the arbitration panel. Notwithstanding any provision of this
Section 16, the arbitration panel shall have no authority to override Medical Management's exclusive authority over the ongoing major or central operations of Doctor's Care, as specifically set forth in Subsection 3.17 and as otherwise set forth in this Agreement. With respect to any dispute brought by Doctor's Care, the arbitration panel and any court of competent jurisdiction may order termination of this Agreement only upon a finding beyond a reasonable doubt that Medical Management (a) was grossly negligent, (b) committed a fraudulent act, or
(c) committed illegal acts.

           17. Waiver of Violation. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

           18. Miscellaneous.

                     18.1 Enforceability. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be nevertheless effective.

                     18.2 Amendments. This Agreement constitutes the entire written understanding between the parties and may only be amended by Medical Management providing notice to Doctor's Care of such amendment.

                     18.3 Independent Relationship. In the performance of this Agreement, it is mutually understood and agreed that all physicians practicing medicine at any of the Offices are at all times acting and performing as employees of Doctor's Care or as independent contractors with Doctor's Care ("Doctor's Care's Physicians") and not employees or agents of Medical Management. Medical Management shall neither have nor exercise any control or direction over the methods by which Doctor's Care or Doctor's Care's Physicians shall practice medicine. The function of Medical Management is to provide Doctor's Care with all non-medical services in a competent, efficient, and satisfactory manner. Doctor's Care and Doctor's Care's Physicians shall have no claim under this Agreement or otherwise against Medical Management for workers' compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits, or any other employee benefits, all of which shall be the sole responsibility of Doctor's Care. Since Doctor's Care's Physicians are not employees of Medical Management, it shall not withhold on behalf of Doctor's Care's Physicians pursuant to this Agreement any sums for income tax, unemployment insurance, Social Security, or otherwise pursuant to any law or requirement of any governmental agency, and all such withholding, if any is required, shall be the sole responsibility of Doctor's Care. Doctor's Care shall indemnify and hold harmless Medical Management from any and all loss or liability arising with respect to any of the foregoing benefits or withholding requirements.

                     18.4 Assignability. This Agreement and all rights and obligations hereunder may not be assigned by Doctor's Care without the prior written consent of Medical Management. Medical Management may assign this Agreement or any or all rights and obligations hereunder at any time upon notice to Doctor's Care.

                     18.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina.

           19. Termination of Facilities Agreement. The parties hereto acknowledge and agree that by mutual agreement of the parties thereto, that certain Facilities Agreement is hereby and forever terminated and declared null and void; provided however, this termination shall not be deemed to extinguish any payments which are owed to one party thereto by the other party thereto pursuant to the terms of such Facilities Agreement; provided further however, no party thereto shall be entitled to any fee or penalty accruing as a result of such termination.
                            [SIGNATURE PAGE ATTACHED]
                     IN WITNESS WHEREOF, the parties hereto have caused this Administrative Services Agreement to be executed by their duly authorized representatives as of the date first above written.

UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC.
By: /S/ JERRY F. WELLS, JR.
    --------------------------------
     Jerry F. Wells, Jr.
Title: Executive Vice-President and
           Chief Financial Officer

ADDRESS:
1901 Main Street
Suite 1200
Columbia, SC 29201

DOCTOR'S CARE, P.A.
By:  /S/ M. F. MCFARLAND, III, M.D.
    --------------------------------
      M. F. McFarland, III, M.D. Title: President

ADDRESS:
1901 Main Street
Suite 1200
Columbia, SC 29201